BIDGIVE INTERNATIONAL, INC.
3229 Wentwood Drive, Suite 200
Dallas, Texas 75225
972-943-4185
info@bidgive.com

Mr. Len Pearl
300 John
Thornhill, Canada L4B 3M7

February 15, 2004

Re:         Joint Venture/Revenue Sharing Agreement--BidGive Canada

Dear Len:

This letter agreement shall set forth the basic terms of our joint venture in connection with the launch and operation of our business entity known as BidGive Canada. Both parties hereby agree to enter into a more comprehensive agreement once operations are fully commenced and we have a more complete understanding of the opportunity.

You and your group have agreed to provide organizational, operational and financial support and services to BidGive International, Inc. to launch BidGive Canada and our proprietary "BidGive" program offerings throughout Canada. As such, you have agreed to pay all costs of opening the Canadian territory and launching BidGive's programs throughout Canada, including all sales, advertising, marketing, licensing and administrative costs.

In exchange for and consideration of the above services, you shall be entitled to receive Fifty percent (50%) of net profit revenues generated by BidGive Canada up to and including Nine Thousand Dollars ($9,000) per month. Further, you shall become an employee of BidGive Canada under such terms and conditions as we hereafter mutually agree.

As part of your fiduciary duty owing to BidGive, you agree to not compete with BidGive, to not divert BidGive business opportunities, and to not solicit any BidGive participants without BidGive's written permission for a period of two (2) years following any termination of this venture or your employment with BidGive. Also, BidGive has the unilateral right to re-purchase your 50% net profit revenue stream interest in exchange for stock in BidGive. At the time BidGive may exercise this right, the value of the revenue stream shall be established by agreement or by an independent appraiser, and the per share stock price shall be the closing public price on the date notice is given, or if there is no public market price, then the value of the stock shall be priced at $1.50 per share.

Len, we are very excited about this joint venture opportunity and the expansion of BidGive's unique program to Canada. We look forward to a long and mutually prosperous relationship. Please sign below and return this original to our offices.

If you have any questions, please do not hesitate to contact Michael Jacobson or myself.

Sincerely,

/s/ Jim Walker
President

Acknowledged, Accepted and Agreed:

/s/ Len Pearl